Exhibit 99.1

Curtis

Thanks, Bob. The restaurant industry has never had a REIT with the scale and the platform of capabilities, products and expertise specifically focused on their industry. We will be largest REIT focused exclusively on the restaurant industry.

Stated simply, our purpose is to ensure that we provide investors with sustainable attractive total returns. The current yield on the USV stock is 7.4% and we expect to deliver 5%-7% annual FFO growth on average over time. While this doesn’t mean that we will be in the range of 5%-7% every year; we are confident we can achieve this kind of average annual growth over the longer term.

How will we do this?

First, by sustaining the growth of our core net lease business through a strong originations platform.

Second, by having an effective program for optimizing our portfolio and driving our FFO through various market cycles through maintaining what we call “flexibility on the exit strategy” for our net leased assets.

Third, by generating compelling cost savings with the merged companies.

And last, focused execution of our capital structure.

Before going into more detail about these steps, it’s important to pause and examine the breadth of the market that these companies serve. The restaurant industry is a $440 billion market growing at a five percent clip per year, that’s 4.0% of the nation’s gross domestic product; demographic shifts continue to point toward more and more of us eating out, cooking is no longer a life-skill; in my house when my wife says, “time for dinner, my three kids head to the car.” The bottom line is that we have barely tapped the edge of the iceberg in this industry. After the merger, the combined companies will have interests in approximately 3,000 properties in 49 states. The National Restaurant Association reports that there are approximately 878,000 restaurants. Our database of opportunities comprise operators that own more than ten quick-service restaurant or three casual or family dining restaurants, and that database is comprised of a calling opportunity of approximately 150,000 chain restaurants.

Bob and I believe we have only begun to scratch the surface on potential opportunities in this space and as you can imagine, I’m fired up about the broad range of opportunities our merger presents. We are especially excited as we will be pursing new growth avenues by employing our disciplined strategy in one of the most stable and proven market segments of the restaurant industry. Our key people are as enthusiastic as I am on getting this merger wrapped-up—which begs the question where are we in the merger process.

As you know, we have filed our S-4 in September and earlier this week filed our first amendment to that document. Our hope, is that we will be effective by mid-December and out for the various votes in January with a targeted closing date of early-to-mid February.

What’s our purpose?

(1)	A strong originations platform; I believe we have the best originators in this business; since 1997 when I joined Restaurant Properties as its CEO, we have originated approximately $1.8 billion in new net lease financings; through September 30, we have originated $224 million in 2004. Our alliance with Bank of America permits us to compete effectively against large finance providers like GE Capital; we can bring creative and comprehensive solutions to a customer’s capital structure with a mix of our sale-leaseback financing and senior debt from Bank of America. We have been successfully working together since 2000.

(2)	Second, is something we call “flexibility on the exit strategy” for an asset. What does that mean? When we execute a transaction; typically a deal may have fifteen to twenty restaurants…or more. We evaluate the site specifics and economics of that site; where is the real estate, what is the cost basis in the site, what are the demographics of the real estate; what is the restaurant brand on the site, how is that chain doing, what’s the cap rate, what is the concentration of that tenant and that concept already in our existing portfolio. We then can determine how much (and specifically which properties) we want to hold, and how much we want to sell to harvest value immediately through our investment property sales platform. Over the last four years, given where cap rates have been, frankly many deals don’t meet our long-term cost of capital hurdles, but they can still create profitable transactions for our shareholders through exploiting our 1031 platform—and we’ve proved that, over the last three years we have generated more than $75 million in gains. Having this investment property sales platform allows us an effective program for optimizing portfolio concentrations, recycling our capital and ultimately managing the business through various cap rate cycles.

(3)	Cost savings—we have twenty different companies coming together in this merger—there will be some costs in 2005 as we fully integrate that won’t recur in later years. We do expect synergies in the $5.0-$7.0 million range annually from this transaction. CNL-Restaurant Properties has the scale to absorb most of the assets from US Restaurants and the Income Funds without adding a significant amount of employees; there are redundancies that get eliminated when you have 20 public SEC filers going to one; and, similarly, there won’t be 20 different companies that you have to do the Sarbanes-Oxley work on. In addition to these cost saving, we will also be able to drive additional accretion through the prudent use of leverage on the heretofore unleveraged net leased assets the Company is acquiring from the Income Funds.

(4)	And finally, execution of the capital structure we are anticipating. As we have previously stated, we will be raising new debt capital of approximately $750 million, both for the purchase of the Income Fund partnerships as well as the refinancing of impending maturities both at USRP and at CNLRP. The likely components will include unsecured term debt, a high-yield note offering and a net lease securitization. We believe the rate assumptions employed are reasonable based on current market conditions. Nevertheless, should a market dislocation occur in any of the markets we expect to tap; we might be required to make an adjustment to the capital structure that could have a material impact on our expected FFO for next year.

In sum, I’m thrilled to be overseeing this Company. Certainly, we will encounter challenges as we navigate this path; but I’m thankful to be able to tap into Bob’s long tenure in this industry and to have him on the Board going forward. At this point, Bob and I would be happy to entertain any questions.